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                                                                      Exhibit 15

                             Acknowledgment Letter

The Board of Directors and
Shareholders of America Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3, No. 333-68875) of our reports dated May 20, 1998, August 19, 1998, and November 17, 1998 related to the unaudited condensed consolidated interim financial statements of American Eagle Outfitters, Inc. which are included in the Forms 10-Q for the quarters ended May 2, 1998, August 1, 1998 and October 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 5, 1999